EXHIBIT 10.1

Amended and Restated

Employment Agreement

Amended and Restated Agreement dated this 15th day of April, 2008, between PAREXEL International Corporation, a Massachusetts corporation having its principal place of business in Waltham, Massachusetts (the “Company”), and Josef H. von Rickenbach, residing in Lexington, Massachusetts (the “Employee”).

WITNESSETH:

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, on the date of this agreement Employee is the President, Chief Executive Officer and Chairman of the Board of Directors of the Company and has developed an intimate and thorough knowledge of the Company’s business methods and operations; and

WHEREAS, the retention of Employee’s services, for and on behalf of the Company, is materially important to the preservation and enhancement of the value of the Company’s business; and

WHEREAS, the Company is desirous of formalizing Employee’s employment upon the terms and conditions contained herein; and Employee is desirous of continuing to be employed by the Company in accordance with such terms and conditions,

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee agrees to be employed by the Company in accordance with and pursuant to the terms and conditions set forth below.

2. Term of Employment. This Agreement shall be for an initial term of three (3) years. Upon the first anniversary hereof (and upon each successive anniversary thereafter), this Agreement shall be automatically renewed for a three (3) year term commencing on the date of such renewal (i.e. each such renewal term will extend the term in effect immediately prior to such renewal by one year), unless either party hereto notifies the other in writing of its intent not to renew this Agreement upon not less than ninety (90) days notice prior to the renewal date hereof. In the event either party gives the other proper notice of non-renewal, then this Agreement shall only continue for the balance of the then existing term. Notwithstanding anything contained herein to the contrary, any term of employment may be earlier terminated as provided in Section 8 hereof.

3. Position and Responsibilities

(a) Employee will occupy the position of President and Chief Executive Officer of the Company. The Company shall effect the nomination of Employee for election to the Company’s Board of Directors upon the expiration of Employee’s current term as a director.

(b) Employee will report directly to the Board of Directors and shall have such duties and responsibilities as are set forth in the By-Laws of the Company, which duties and responsibilities shall include, but not be limited to, overall management responsibilities for the operation and administration of the Company as well as such other duties and responsibilities, consistent with Employee’s position as President and Chief Executive Officer, as shall be defined by the Board of Directors.

(c) Employee will be expected to be in the full-time employment of the Company, to devote substantially all of his business time and attention, and exert his best efforts to the performance of his duties hereunder, and to serve the Company diligently and to the best of his ability; provided, however, nothing set forth herein shall prohibit Employee from (i) serving as a member of the board of directors of an unaffiliated company (including, without limitation, not-for-profit entities) not in competition with the Company subject, however, in each such case of board membership, to prior approval of the Board of Directors of the Company and (ii) engaging in charitable and community activities to the extent that such activities do not, either individually or in the aggregate, impair the ability of Employee to perform his duties and obligations under this Agreement; provided, further, that Employee shall promptly notify the Board of Directors of any such outside activities and in the event the Board of Directors reasonably determines that any such activity or activities materially interfere with the ability of Employee to perform his duties and obligations as President and Chief Executive Officer of the Company, Employee agrees to promptly cease such outside activity or activities.

4. Compensation. The Company shall pay to Employee a salary (the “base salary”) at a monthly rate of forty five thousand, eight hundred thirty three and 33/100 dollars ($45,833.33), subject to deductions for social security, payroll withholding and all other legally required or authorized deductions and withholdings. Employee’s salary shall be payable at the same time and on the same basis as the Company pays its executive employees in general. The Board of Directors or the Compensation Committee thereof shall review Employee’s base salary no less frequently than annually. In no event shall Employee’s base salary be decreased during his period of employment.

5. Annual Incentive Payments. In addition to the base salary referenced in Section 4, Employee shall be entitled to annual (i.e. fiscal year) bonuses (“incentive payments”) if he satisfies agreed upon goals/objectives to be established by the Board of Directors or Compensation Committee at its sole and absolute discretion in consultation with Employee on an annual basis, with the goals/objectives for any fiscal year to be established by the end of the first quarter of such fiscal year. The amount of such bonuses, if any, shall be determined by the Board of Directors or Compensation Committee. In no event shall Employee’s target bonus opportunity for any fiscal year be less than the amount, if any, by which $560,000 exceeds Employee’s base salary for such fiscal year.

6. Stock Options and Other Long Term Incentive Programs. Employee shall continue to be entitled to receive stock options, shares of restricted stock and other stock based awards pursuant to the Company’s equity compensation plans (or any successor plan or additional plans the Company may adopt in the future), including in each case any amendments thereto. The number of shares covered by any such option grants, restricted stock awards and other stock based awards, the exercise price per share (in the case of options) and other terms and conditions governing such options, restricted stock and other stock based awards shall be determined by the Compensation Committee, subject however to the terms of such plan, as amended from time to time, and, to the extent applicable, the provisions of this Agreement. The Compensation Committee is not under any obligation, express or implied, to make any option grants, restricted stock awards and other stock based awards and any such grants will be made by the Compensation Committee acting in its sole discretion. In addition, Employee shall also be eligible to participate in any other long term incentive program covering executive employees generally. To the extent permitted by law and the governing provisions of the plan documents, in the event of a termination, Employee shall have the authority to direct the payment by the Company of any lump sum amounts received pursuant to any long term incentive or pension program into a tax-free rollover, if applicable.

7. Benefits; Expenses; Vacations.

(a) Employee shall be entitled to receive the same standard employee benefits, perquisites and services as other executive employees of the Company receive generally. Employee shall also be entitled to fully participate in all of the Company’s future employee benefit programs, perquisites and services in accordance with their then existing terms.

(b) Employee shall be entitled to reimbursement for all approved and reasonable travel and other business expenses incurred by him in connection with his services to the Company pursuant to the terms of this Agreement. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company’s procedures covering expense reimbursement, and in compliance with regulations of the U.S. Internal Revenue Service.

(c) Employee shall be entitled to vacation days in accordance with the Company’s employment policies and practices applicable to executive employees of the Company generally, as such policies and practices are from time to time in effect.

8. Employment Termination. The employment of Employee pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a) Expiration of the employment term set forth in Section 2.

(b) For Cause (as defined in Section 10) upon written notice by the Company to the Employee.

(c) Death or thirty (30) days after the disability (as defined in Section 10) of Employee.

(d) At the election of either the Company without Cause (as defined below) or Employee without Good Reason (as defined below), upon not less than sixty (60) days prior written notice of termination.

(e) At the election of Employee for Good Reason (as defined in Section 10), upon not less than thirty (30) days prior written notice of termination, provided that a termination for Good Reason by the Employee can only occur if (i) such notice of termination indicates the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no later than two years after the initial existence of the condition.

9. Effect of Termination.

(a) Termination at the Expiration of the Employment Term. In the event Employee has a termination from employment pursuant to Section 8(a), the Company shall pay him within thirty (30) days of the last day of the term of this Agreement, a lump sum payment equal to any base salary (less applicable deductions), incentive payments and benefits, perquisites and services earned by Employee or otherwise payable to him through the last day of the term of this Agreement pursuant to Section 2, but not yet paid to Employee.

In the event of termination pursuant to Section 8(a) where Employee has given a notice of non-renewal in accordance with Section 2: all (i) vested stock options shall remain exercisable in accordance with their terms, (ii) non-vested stock options shall be canceled in accordance with their terms, (iii) shares of restricted stock that have vested shall remain vested in accordance with their terms, and (iv) shares of restricted stock that have not vested shall be forfeited to the Company in accordance with their terms; and all (i) unvested portions of any other long term incentive programs referenced in Section 6 shall be canceled and (ii) vested portions of any other long term incentive programs referenced in Section 6 shall be paid to Employee in accordance with their terms.

In all other events of termination pursuant to Section 8(a): all previously granted, but unexercised stock options which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested and exercisable as of such date, and shall be exercisable in accordance with their terms; provided, however, that any such acceleration of exercisability shall not extend the period after a termination of employment within which any option may be exercised by Employee in accordance with the provisions of the relevant option agreement and option plan; and all previously granted shares of restricted stock which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested as of such date.

(b) Termination for Cause or at Election of Employee. In the event Employee’s employment is terminated by the Company for Cause pursuant to Section 8(b), or at the election of the Employee pursuant to

Section 8(d), the Company shall pay Employee within thirty (30) days of his termination a lump sum equal to any base salary (less applicable deductions), incentive payment and benefits, perquisites and services earned by Employee or otherwise payable to him through the last day of his actual employment by the Company, but not yet paid to Employee.

All (i) vested stock options shall remain exercisable in accordance with their terms, (ii) non-vested stock options shall be canceled in accordance with their terms, (iii) shares of restricted stock that have vested shall remain vested in accordance with their terms, and (iv) shares of restricted stock that have not vested shall be forfeited to the Company in accordance with their terms. All (i) unvested portions of any other long term incentive programs referenced in Section 6 shall be canceled and (ii) vested portions of any other long term incentive programs referenced in Section 6 shall be paid to Employee in accordance with its terms.

(c) Termination at the Election of the Company Without Cause or at the Election of Employee for Good Reason, Other than in Connection with a Change of Control. In the event that Employee’s employment is terminated at the election of the Company without Cause pursuant to Section 8(d), or at the election of the Employee for Good Reason pursuant to Section 8(e), in each case other than in circumstances covered by Section 9(d) below, the Company shall pay Employee within thirty (30) days of his termination a lump sum equal to his then base salary (less applicable deductions), incentive payments and benefits, perquisites and services otherwise payable to him through the date which is three (3) years after the date me Employee’s employment is terminated. The incentive payments referred to in the preceding sentence for each year of the severance payments shall be equal to the greater of Employee’s target incentive award for the year of his termination, or his actual incentive payment for the immediately preceding year.

All previously granted, but unexercised stock options which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested and exercisable as of such date, and shall be exercisable in accordance with their terms; provided, however, that any such acceleration of exercisability shall not extend the period after a termination of employment within which any option may be exercised by Employee in accordance with the provisions of the relevant option agreement and option plan; and all previously granted shares of restricted stock which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested as of such date. In addition, any amounts or awards to which Employee may be entitled under any other long term incentive program referenced in Section 6 (whether or not vested) shall be paid to Employee in a lump-sum within thirty (30) days of his termination.

(d) Termination at the Election of the Company Without Cause or at the Election of Employee for Good Reason, in Connection with a Change of Control. In the event that, during the period beginning twelve (12) months prior to a Change of Control (as defined in Section 10) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control and ending eighteen (18) months following such Change of Control, Employee’s employment is terminated at the election of the Company without Cause pursuant to Section 8(d), or at the election of the Employee for Good Reason pursuant to Section 8(e) (provided that any such termination by Employee must occur promptly (and in any event within ninety (90) days after the occurrence of the event or events constituting Good Reason), the Company shall pay Employee within thirty (30) days following the Change of Control (if Employee’s employment was terminated on or prior to the Change of Control) or within thirty days following the date Employee’s employment is terminated (if such employment is terminated after the Change of Control):

(i) if Employee’s employment was terminated on or prior to the Change of Control, a lump-sum equal to me amount of base salary (less applicable deductions), incentive payments and benefits, perquisites and services that would have been payable to Employee had he remained an employee of the Company through the date of the Change of Control; and

(ii) a lump-sum equal to the amount of base salary (less applicable deductions), incentive payments and benefits, perquisites and services otherwise payable to him through the date which is three (3) years after the date the Employee’s employment is terminated (with incentive payments for each year of the severance payments being equal to the greater of Employee’s target incentive award for the year of his termination, or his actual incentive payment for the immediately preceding year);

(iii) All previously granted, but unexercised stock options which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested and exercisable as of such date, and shall be exercisable in accordance with their terms; provided, however, that: (1) any acceleration of exercisability shall not occur to the extent that: (I) the Change of Control is intended to be accounted for as a pooling of interests, and (II) the Company concludes, after consulting with its independent accountants, that such acceleration would prevent the Change of Control transaction from being accounted for as a pooling of interests for financial accounting purposes; (2) any such acceleration of exercisability shall not occur as to any option if the Change of Control does not occur within the period within which Employee may exercise such option after a termination of employment in accordance with the provisions of the relevant option agreement and option plan and (3) any such acceleration of exercisability shall not extend the period after a termination of employment within which any option may be exercised by Employee in accordance with the provisions of the relevant option agreement and option plan. In addition, any amounts or awards to which Employee may be entitled under any other long term incentive program referenced in Section 6 (whether or not vested) shall be paid to Employee in a lump-sum within thirty (30) days of his termination; and

(iv) All previously granted shares of restricted stock which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested as of such date.

In addition, upon the request of Employee, the Company shall provide outplacement services through one (1) or more outside firms of Employee’s choosing up to an aggregate amount of thirty-five thousand dollars ($35,000), with such services to extend until the earlier of: (i) twelve (12) months following the termination of Employee’s employment or (ii) the date Employee secures full time employment.

Any amounts or benefits payable to Employee under this Section 9(d) shall be in lieu of, and not in addition to any other amounts or benefits under this Agreement which might otherwise have been or be payable to Employee. In that regard, any amounts and benefits set forth in this Section 9(d) shall be, as applicable, eliminated or reduced by any and all other severance or other amounts or benefits paid or payable to Employee as a result of the termination of his employment, including any amounts that were paid to Employee pursuant to Section 9(c) if Employee’s employment was terminated prior to a Change of Control that was later determined to give rise to benefits pursuant to this Section 9(d).

(e) Termination for Death or Disability. In the event Employee’s employment is terminated by death or disability pursuant to Section 8(c), the Company shall pay to the estate of Employee, or to Employee, as the case may be, within thirty (30) days of Employee’s death, or disability a lump-sum equal to his then base salary, incentive payments and benefits, perquisites and services otherwise payable to him through the date which is three (3) years after the date of the Employee’s death or disability, or such other period as may be required by law; provided, however, any amounts payable as a result of Employee’s disability shall be reduced by any Company provided long term disability payments received by him. The incentive payments referred to in the preceding sentence for each year of the three year period following the Employee’s death or disability shall be equal to the greater of Employee’s target incentive amount for the year of his death or disability, or his actual incentive payment for the immediately preceding year.

All previously granted, but unexercised stock options which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested and exercisable as of the date of his death or disability and shall be exercisable in accordance with their terms and all previously granted shares of restricted stock which are outstanding on Employee’s date of termination shall remain (or shall become) fully vested as of such date. In addition, any amounts or awards to which Employee may be entitled under any other long term incentive program referenced in Section 6 as a result of Employee’s death or disability, shall be paid to the estate of Employee, or to Employee, as the case may be, in a lump-sum within thirty (30) days of Employee’s death, or sixty (60) days after termination for disability.

10. Certain Definitions.

(a) “Change of Control” Definition. For purposes of this Agreement, “Change of Control” shall mean the closing of:

(i) a merger, consolidation, liquidation or reorganization of the Company into or with another Company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity;

(ii) the direct or indirect acquisition by any person (as the term person is used in Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions, or

(iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

(b) “Good Reason” Definition. For purposes of this Agreement, Good Reason shall mean (i) the assignment to Employee of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities as President and Chief Executive Officer of the Company, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of Employee’s base or incentive compensation or the termination of Employee’s rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting officers of the Company generally, (iii) a change by the Company in the location at which the Employee performs the Employee’s principal duties for the Company to a new location that is both (X) outside a radius of 40 miles from the Employee’s principal residence immediately prior to the Change in Control and (Y) more than 30 miles from the location at which the Employee performed the Employee’s principal duties for the Company immediately prior to the Change in Control; or a requirement by the Company that the Employee travel on Company business to a substantially greater extent than required immediately prior to the Change in Control, or (iv) prior to a Change in Control the failure by the Company to effect the nomination of Employee for election to the Company’s Board of Directors upon the expiration of Employee’s then-current term as a director.

(c) “Cause” Definition. For the purposes of this Agreement, “Cause” shall mean: (i) any material breach by Employee of this Agreement or a refusal by Employee to comply in all material respects with a directive(s) reasonably assigned by the Company’s Board of Directors; (ii) the commission by Employee of a felony, either in connection with the performance of his obligations to the Company or which adversely affects Employee’s ability to perform such obligations; (iii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; or (iv) the commission by Employee of an act of fraud or embezzlement or other acts which result in loss, damage or injury to the Company, whether directly or indirectly. Any notice of termination of employment for cause shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination under the provisions contained herein and the date of termination (“Termination Date”). With respect to termination pursuant to subsection (i) hereof, Employee shall be given the opportunity to cease or correct the performance (or nonperformance) giving rise to such notice within a reasonable period of time from receipt of notice, but in no event to exceed sixty (60) days; and, in the judgment of the Board of Directors, upon failure of Employee to cease or correct such performance (or nonperformance) within such sixty (60) day period, Employee’s employment shall automatically terminate. With respect to termination pursuant to subsection (iii) hereof, Employee shall be given the opportunity to cease or correct the performance (or nonperformance) giving rise to such notice within a reasonable period of time from receipt of notice, but in no event to exceed twenty (20) days; and, in the judgment of the Board of Directors, upon failure of Employee to cease or correct such performance (or nonperformance) within such twenty (20) day period, Employee’s employment shall automatically terminate.

(d) “Disability” Definition. For purposes of this Agreement, the term “disability” shall mean the inability of Employee due to a physical or mental disability, for a period of ninety (90) days (whether or not consecutive) during any three hundred sixty five (365) day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Company; provided, however, if Employee and the Company do not agree on a physician, Employee and the Company shall each select a physician and these two together shall select a third physician, and such third physician’s determination as to disability shall be binding on all parties.

(e) Section 409A Requirements. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Employee under this Agreement:

(i) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement; and

(iii) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the Employee’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Employee’s separation from service occurs; and

(B) Each installment of the payments and benefits that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation § 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation

§ 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs.

11. Gross-up Provision.

(a) Notwithstanding any provision of this Agreement, or any other agreement, plan or arrangement to the contrary, if any portion of the Contingent Payments made or to be made to the Employee would result in the imposition of an Excise Tax, then:

(i) if the After-Tax Proceeds With Gross-Up exceed the After-Tax Proceeds With Cut-Back, the Company shall pay to Employee an amount in cash equal to the Gross-Up Amount; or

(ii) if the After-Tax Proceeds With Cut-Back exceed the After-Tax Proceeds With Gross-Up, Employee shall not be paid the Gross-Up Amount and the aggregate amount of all payments to which Employee is entitled under this Agreement and all other agreements, plans and arrangements shall be reduced to the minimum extent necessary so that the aggregate present value of such payments equals no more than 299% of Employee’s Base Amount.

Any Gross-Up Amount payable to the Employee shall be paid by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the taxes related to the Gross-Up Amount.

(b) All determinations required under this Section 11 shall be made by the Company’s independent accountants, after due consideration of Employee’s comments with respect to the interpretation hereof, and all such determinations shall be conclusive, final and binding on the parties hereto, subject to a Final Determination.

(c) For purposes of this Section 11:

“After-Tax Proceeds With Cut-Back” shall mean the fair market value of all Contingent Payments to Employee reduced to the minimum extent necessary so that the aggregate present value of such payments equals 299% of the Employee’s Base Amount, and reduced further by the aggregate amount of all Taxes which would be imposed on Employee with respect to such Contingent Payments. The amount of Taxes deemed imposed with respect to such Contingent Payments shall be determined as if all events that could give rise to a Tax with respect to such Contingent Payments had occurred.

“After-Tax Proceeds With Gross-Up” shall mean the fair market value of all Contingent Payments to the Employee plus the Gross-Up Amount, reduced by the aggregate amount of all Taxes which would be imposed on Employee with respect to such Contingent Payments. The amount of Taxes deemed imposed with respect to such Contingent Payments shall be determined as if all events that could give rise to a Tax with respect to such Contingent Payments had occurred.

“Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code and Proposed Treasury Regulation Section 1.280G-1, Q/A34, or any successor provisions of law.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor provision of law.

“Contingent Payments” shall mean all payments in the nature of compensation payable to (or for the benefit of) Employee which would otherwise be treated as “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) determined as if the thresholds set forth in Section 280G(b)(2)(A)(ii) of the Code were satisfied with respect to Employee.

“Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, in each case determined in accordance with the provisions of Section 280G(b)(2)(A) and the Proposed Treasury Regulations promulgated thereunder.

“Excise Tax” shall mean any Tax imposed upon Employee pursuant to Section 4999 of the Code.

“Final Determination” shall mean any final determination of liability that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including but not limited to the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations.

“Gross-Up Amount” shall mean the lesser of (i) $500,000 and (ii) the quotient equal to (A) the aggregate excise taxes which would be imposed on Employee under Section 4999 of the Code in connection with a Change in Control of the Company, determined without regard to the provisions of this Section 11, divided by (B) one minus the highest marginal income and excise Tax rate applicable to Employee for the calendar year in which occurred the Change in Control, determined as if all Contingent Payments were paid without regard to the provisions of this Section 11.

“Taxes” shall mean all federal, state and local income, employment and excise taxes (including Excise Taxes) imposed by any governmental authority.

12. Employee’s Obligations. Nothing herein shall affect Employee’s obligations under any key employee, non-competition, confidentiality, option or similar agreement between the Company and Employee currently in effect or which may be entered into in the future. Notwithstanding the foregoing, the Company and Employee hereby agree that the duration of Employee’s obligations pursuant to Section 3.2 of the Key Employee Confidentiality and Invention Agreement dated as of July 31, 1986 by and between the Company and Employee (“Key Employee Agreement”) is hereby extended so that, in the event of termination of Employee’s employment in the circumstances contemplated by Sections 9(c) or 9(d) above, Employee’s obligations under Section 3.2 of the Key Employee Agreement shall remain in effect until the last day of the term of this Agreement but for such termination of employment.

13. Waivers. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by both the Company and Employee. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach hereof, or as a waiver of any other provision of this Agreement.

14. Governing Law; Waivers; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The provisions of this Agreement may be amended, waived or rescinded only upon the written agreement of the Company and Employee. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible.

15. Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to the Employee or any other person for any actions, decisions or determinations made in good faith.

16. Termination of All Prior Agreements: Entire Agreement. Upon execution of this Agreement, all prior employment agreements shall be terminated and of no further force or effect, except for the Key Employee Agreement, which shall continue in full force and effect in accordance with its terms. This Agreement, the relevant agreements relating to the options, restricted stock and other stock based awards that have been or may be granted to Employee, and the Key Employee Agreement constitute the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersede any other prior agreements or understandings whether oral or written.

17. Expenses. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorney’s fees and expenses incurred by Employee (i) in connection with Employee’s review and execution of this Agreement; and (ii) to enforce his rights under this Agreement, solely in the event that the Company is found by a court of competent jurisdiction, an arbitrator or through a mutual settlement agreement to have failed to perform any of its obligations under this Agreement.

18. Liquidated Damages. The parties hereto expressly agree that the payments by the Company to Employee in accordance with the terms of this Agreement will be liquidated damages, and that Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation offset, reduction, or any other obligation on the part of Employee.

19. Agreement Binding; Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, and any successor (whether directly or indirectly, by purchase, merger, consolidation, reorganization or otherwise) of the Company; provided, however, that as a condition of closing a transaction which results in a Change of Control, the Company shall obtain the written agreement of any successor (whether directly or indirectly, by purchase, merger, consolidation, reorganization or otherwise) of the Company to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed the “Company” for all purposes. Employee may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

20. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing, and sent to the party for whom (or which) it is intended at the address of such parties set forth below by registered or certified mail, return receipt requested, or at such other address either party shall designate by notice to the other in the manner provided herein for giving notice.

If to the Company	PAREXEL International Corporation 200 West Street Waltham, MA 02451 Attn: Chairman of Compensation Committee

If to the Employee	Josef H. von Rickenbach 28 Brent Road Lexington, MA 02420

IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement (which may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument) as of the date and year first above written.

PAREXEL International Corporation

By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Title:	Chief Financial Officer

/s/ Josef H. von Rickenbach
Josef H. von Rickenbach